Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2023 Profit

Second Quarter 2023 Summary

●	Q2 2023 pre-tax income of $18 million, net income of $15 million, or $0.35 per diluted share
●	Second quarter results reflect the deferral of $60 million in revenue
●	Repurchased 3.3 million shares of common stock for $94 million during Q2 2023 at an average price of $28 per share

ST. GEORGE, UTAH, July 27, 2023 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q2 2023, including net income of $15 million, or $0.35 per diluted share, compared to net income of $54 million, or $1.07 earnings per diluted share, for Q2 2022.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We are making steady headway towards reaching our strategic business objectives and remain optimistic as we continue experiencing strong demand for our products. I want to thank our team of professionals for delivering industry-leading performance throughout the second quarter.”

Under its previously announced share repurchase programs, SkyWest repurchased 3.3 million shares of common stock for $94 million during Q2 2023. In total, during the first half of 2023, SkyWest repurchased 8.4 million shares of common stock for $194 million, which represented 17% of SkyWest’s outstanding shares as of December 31, 2022. The current share repurchase program authorized by the SkyWest Board of Directors in May 2023 had $186 million of remaining availability as of June 30, 2023.

Financial Results

Revenue was $726 million in Q2 2023, down $73 million, or 9%, from $799 million in Q2 2022. SkyWest deferred recognizing $60 million of revenue during Q2 2023 compared to recognizing previously deferred revenue of $16 million during Q2 2022. The amount of revenue deferred during Q2 2023 was driven by modified terms relating to fixed monthly cash payments under SkyWest’s previously announced amended flying contracts. See the “Other Supplemental Cash Flow Information” section of this release for more information. The remaining reduction in revenue was attributed to a decrease in block hour production in Q2 2023 compared to Q2 2022.

Operating expenses were $694 million in Q2 2023, down $16 million, or 2%, from $710 million in Q2 2022, driven by decreases in operating costs as a result of lower Q2 2023 block hour production compared to Q2 2022, partially offset by increases in employee compensation, including higher pilot pay scales.

Capital and Liquidity

SkyWest had $862 million in cash and marketable securities at June 30, 2023, down from $936 million at March 31, 2023 and $1.0 billion at December 31, 2022.

Total debt at June 30, 2023 was $3.2 billion, down from $3.3 billion at March 31, 2023 and $3.4 billion at December 31, 2022. Capital expenditures during Q2 2023 were $31 million for spare engines and other fixed assets.

Status Update on Previously Announced Agreements

SkyWest anticipates adding two E175 aircraft in Q4 2023 and one E175 aircraft in 2024 under a flying contract with Delta Air Lines. SkyWest also anticipates adding one E175 aircraft in 2025 under a flying contract with Alaska Airlines. Timing of future deliveries is subject to change.

By the end of 2025, SkyWest is scheduled to operate a total of 239 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 40 million passengers in 2022.

SkyWest will host its conference call to discuss its second quarter 2023 results today, July 27, 2023, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2380 for domestic callers, and 1-240-789-2724 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/393092687. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2023 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the impact of the COVID-19 pandemic, economic conditions and the captain shortage on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainty regarding the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, including captains, and related staffing challenges, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the COVID-19 pandemic, inflationary pressures, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
OPERATING REVENUES:
Flying agreements	$700,394	$773,774	$1,364,232	$1,481,837
Lease, airport services and other	25,249	25,311	53,242	52,400
Total operating revenues	725,643	799,085	1,417,474	1,534,237

OPERATING EXPENSES:
Salaries, wages and benefits	322,441	288,562	657,642	588,620
Aircraft maintenance, materials and repairs	162,491	174,883	304,717	323,296
Depreciation and amortization	97,169	97,249	191,318	199,994
Aircraft fuel	18,279	31,820	39,243	56,910
Airport-related expenses	16,955	17,490	35,250	36,695
Aircraft rentals	2,428	16,024	21,956	32,020
Other operating expenses	74,020	84,455	140,192	156,052
Total operating expenses	693,783	710,483	1,390,318	1,393,587
OPERATING INCOME	31,860	88,602	27,156	140,650

OTHER INCOME (EXPENSE):
Interest income	10,494	2,559	20,527	2,984
Interest expense	(33,718)	(30,433)	(67,338)	(59,025)
Other income, net	9,001	12,019	11,175	12,899
Total other expense, net	(14,223)	(15,855)	(35,636)	(43,142)

INCOME (LOSS) BEFORE INCOME TAXES	17,637	72,747	(8,480)	97,508
PROVISION (BENEFIT) FOR INCOME TAXES	2,218	18,796	(1,828)	25,823
NET INCOME (LOSS)	$15,419	$53,951	$(6,652)	$71,685

BASIC EARNINGS (LOSS) PER SHARE	$0.35	$1.07	$(0.14)	$1.42
DILUTED EARNINGS (LOSS) PER SHARE	$0.35	$1.07	$(0.14)	$1.42

Weighted average common shares:
Basic	43,837	50,522	46,614	50,501
Diluted	44,219	50,566	46,614	50,637

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022
Cash and marketable securities	$862,349	$1,047,215
Other current assets	320,784	324,066
Total current assets	1,183,133	1,371,281

Property and equipment, net	5,467,212	5,524,549
Deposits on aircraft	23,931	23,931
Other long-term assets	441,498	494,792
Total assets	$7,115,774	$7,414,553

Current portion, long-term debt	$442,155	$438,502
Other current liabilities	723,839	734,041
Total current liabilities	1,165,994	1,172,543

Long-term debt, net of current maturities	2,743,804	2,941,772
Other long-term liabilities	1,048,737	952,607
Stockholders' equity	2,157,239	2,347,631
Total liabilities and stockholders' equity	$7,115,774	$7,414,553

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	June 30, 2023	December 31, 2022	June 30, 2022
E175 aircraft	235	236	223
CRJ900 aircraft	41	41	44
CRJ700 aircraft	110	104	114
CRJ200 aircraft	106	136	140
Total aircraft in service or under contract	492	517	521

As of June 30, 2023, SkyWest leased 35 CRJ700s and five CRJ900s to third parties and had nine CRJ200s that are ready for service under SkyWest Charter operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended June 30,				For the six months ended June 30,
Block hours by aircraft type:	2023	2022	% Change		2023	2022	% Change
E175s	168,416	165,224	1.9%		329,167	311,401	5.7%
CRJ900s	19,698	27,479	(28.3)%		40,411	53,334	(24.2)%
CRJ700s	50,094	72,120	(30.5)%		102,122	139,998	(27.1)%
CRJ200s	44,409	69,930	(36.5)%		87,159	141,013	(38.2)%
Total block hours	282,617	334,753	(15.6)%		558,859	645,746	(13.5)%

Departures	173,837	199,678	(12.9)%		334,460	375,889	(11.0)%
Passengers carried	9,887,779	11,124,468	(11.1)%		18,463,649	19,911,835	(7.3)%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.4%	0.5	pts
Raw flight completion	98.9%	99.1%	(0.2)	pts	98.2%	97.7%	0.5	pts
Passenger load factor	85.5%	86.0%	(0.5)	pts	83.0%	82.1%	0.9	pts
Average trip length	451	491	(8.1)%		461	503	(8.3)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. Recent amendments to certain CPAs modified the fixed rate structure and resulted in higher deferred revenue amounts in 2023 compared to 2022. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of (or less than) the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of June 30, 2023 and December 31, 2022 (dollars in thousands, unaudited).

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue recognized in excess of (less than) fixed cash payments received	$(60,203)	$15,742	$(123,398)	$26,880

	As of June 30, 2023	As of December 31, 2022
Cumulative revenue recognized less than fixed cash payments received	$(248,211)	$(124,813)